Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the use of our reports dated March 10, 2006 with respect to the consolidated balance sheets of Ambac Financial Group, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement. Our report on the consolidated financial statements refers to changes, in 2003, in Ambac Financial Group, Inc.’s methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York

February 2, 2007